QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

TMP Worldwide, Inc.
401(k) Savings Plan
New York, New York

        We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-8 (No. 333-17743) of our report dated July 19, 2002, relating to the financial statements and supplemental schedule of assets held for investment purposes at end of year and schedule of nonexempt transactions of TMP Worldwide Inc. 401(k) Savings Plan ("the Plan") as of and for the years ended December 31, 2001 and 2000, appearing in the Plan's Annual Report on Form 11-K for the year ended December 31, 2001.

/s/ BDO Seidman, LLP

New York, New York

July 19, 2002

QuickLinks

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS